EXHIBIT 2.2

                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                             OF ACQUISITION L.P.

      This Agreement of Limited Partnership of OF Acquisition L.P. is entered into by St. James Capital Corp., a Delaware corporation, and CDI Holdings, Inc., a Delaware corporation.

                             W I T N E S S E T H:

      In consideration of the mutual covenants expressed herein, the parties hereto do hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

      The definitions set forth in this Article shall apply throughout this Agreement unless the context clearly indicates otherwise.

      "AGREEMENT" - This Agreement and any modifications or amendments to this Agreement.

      "AFFILIATE" of a person (the "first person") means any other person (the "second person") controlled by, controlling or under common control with the first person. As used in this definition, "control" (and all variations of the word) of a person means power to direct the affairs of that person.

      "CODE" - The Internal Revenue Code of 1986, as amended, including corresponding provisions of any subsequent federal tax law.

      "GENERAL PARTNER" - A general partner of the Partnership.

      "LIMITED PARTNER" - A limited partner of the Partnership.

      "PARTNER" - A General partner or a Limited Partner.

      "PARTNERSHIP" - The limited partnership existing pursuant to this Agreement.

      "PERSON" - Any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, professional corporation, trust, estate; custodian, trustee, executor, administrator, nominee, or other entity in its own or a representative capacity.

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      "PRINCIPAL OFFICE" - As specified in Section 2.04.

      "TEXREVLPA" - The Texas Revised Limited Partnership Act, as amended.

                                  ARTICLE II

                      FORMATION AND INITIAL ORGANIZATION

      2.1 FORMATION. The parties hereto hereby form the Partnership as a limited partnership under TexRevLPA upon, and only upon, filing the certificate of limited partnership which is required by the TexRevLPA.

      2.2 NAME. The Partnership shall conduct its business and affairs under the name of OF Acquisition L.P.

      2.3 REGISTERED OFFICE AND REGISTERED AGENT. The Partnership's registered office in Texas is located at 1980 Post Oak Boulevard, Suite 2030, Houston, Texas 77056 and the Partnership's registered agent at that address is John L. Thompson. The General Partner may change the registered office and registered agent as the General Partner alone determines to be appropriate.

      2.4 PRINCIPAL OFFICE. The principal office of the Partnership (the "Principal Office") shall be located at 1980 Post Oak Boulevard, Suite 2030, Houston, Texas 77056; PROVIDED that the General Partner may change the Principal Office to any other location in the United States as the General Partner alone determines to be appropriate.

      2.5 PURPOSES. The purpose of the Partnership is to conduct any business which lawfully may be conducted in limited partnership form.

                                  ARTICLE III

                                  MANAGEMENT

      3.1 POWERS OF THE GENERAL PARTNER. The General Partner shall have the power to take any action in managing the Partnership's business and affairs as may be necessary or appropriate to conduct its business including the power:

            3.1(a) to acquire, invest in or otherwise participate in other partnerships, corporations or other entities;

            3.1(b) to purchase or otherwise acquire, construct, deal in, sell, lease or otherwise dispose of full or fractional interests in real property, depreciable property or personal property of any kind and to buy or hold insurance of any kind;

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            3.1(c) to provide or contract for services of any kind; to make, enter into, deliver and perform contract, agreements and other undertakings; to contract for the services of accountants, lawyers, investment managers, appraisers, contractors, or other service providers and to delegate powers to any such person; to retain or employ employees;

            3.1(d) to lend money with or without security to any person, including any partner or an Affiliate of a Partner, on any commercially reasonable terms;

            3.1(e) without limitation as to amount or terms, to borrow and raise moneys, to issue, accept endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or nonnegotiable instruments and evidences of indebtedness, and to secure the payment of any such indebtedness and any interest in any such indebtedness by mortgage, pledge, transfer or assignment in trust of all or any part of the Partnership assets, whether owned at the time of any such transactions or acquired thereafter, and, in particular, to use the assets of the Partnership to secure borrowings the proceeds of which may be used to acquire companies or interests in companies in the fastener industry, and to sell, pledge or otherwise dispose of any such obligations of the Partnership;

            3.1(f) to guarantee any financial transactions of any kind with or without charging a fee therefor;

            3.1(g) to have and maintain one or more offices and to rent or acquire office space, engage personnel, purchase equipment and supplies and do anything else which may be appropriate in connection with the maintenance of offices;

            3.1(h) to pay any expenses related to any of the Partnership's businesses or affairs;

            3.1(i) to compromise claims against the Partnership;

            3.1(j) to establish bank accounts and other similar accounts for the Partnership; to make or delegate the authority to make withdrawals from such accounts by check or electronic transfer in the name of the Partnership; and

            3.1(k) to acquire real and personal property, arrange financing, enter contracts and complete any other arrangements on behalf of the Partnership, in the name of the Partnership or in the name of a nominee without having to disclose the existence of the Partnership;

PROVIDED, however, that without the prior written consent of all of the Partners, the General Partner shall not cause the Partnership to (i) file a petition for relief in bankruptcy under any federal bankruptcy law or any other jurisdiction's debtor relief law; or (ii) make any decision or take any action which would make it impossible to carry on the Partnership's business and affairs.

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      3.2 RELIANCE BY THIRD PARTIES ON GENERAL PARTNER. The Partnership shall be liable for any transaction with any third party who relies on the authority of the General Partner if the General Partner communicates to the third party that the actions taken by the General Partner are taken on behalf of the Partnership, and the third party shall not be deemed to have any duty to determine whether the General Partner has the authority to take the action.

      3.3 DELEGATION BY GENERAL PARTNER. The General Partner may delegate any power under this Agreement to any employee of the Partnership or an agent, attorney or attorney-in-fact of the Partnership.

      3.4 TIME AND EFFORT REQUIRED OF GENERAL PARTNER. The General Partner shall devote an amount of time and effort to the Partnership which it determines in good faith to be necessary to conduct the business of the Partnership; PROVIDED that nothing in this Agreement shall be deemed to restrict the freedom of the General Partner to conduct any business activity separate and apart from the Partnership.

      3.5 DUTIES OF GENERAL PARTNER; LIMITATION. Any obligation of the General Partner under this Agreement or by operation of law shall be performable only to the extent that the Partnership has funds available therefor, and the General Partner shall not be liable personally with respect to any such obligation.

      3.6   INDEMNIFICATION OF GENERAL PARTNER.

            To the fullest extent permitted by law, the General Partner shall be indemnified and held harmless by the Partnership from and against any and all losses, claims damages, liabilities, joint or several, expenses (including, without limitation, legal fees and expenses), judgments, fines, penalties, interest and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the General Partner may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as a general partner of the Partnership, PROVIDED, that in each case the General Partner acted in good faith and in a manner which the General Partner reasonably believed to be in the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere, or its equivalent shall not create a presumption that the General Partner acted in a manner contrary to that specified above.

            To the fullest extent permitted by law, expenses (including, without limitation, legal fees and expenses) incurred by a General Partner in defending any claim, demand, action suit or proceeding shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or

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      proceeding upon receipt by the Partnership of an undertaking by or on behalf of such General Partner to repay such amount if it shall be determined that such General Partner is not entitled to be indemnified as authorized in this Section.

      3.7   LIMITED PARTNERS.

            3.7(a) NO CONTROL OVER MANAGEMENT. Except as may be provided herein to the contrary, no Limited Partner shall have any authority to participate in the control of the Partnership's business or affairs.

            3.7(b) LIMITED LIABILITY. A Limited Partner shall not be personally liable for any debts or obligations of the Partnership.

            3.7(c) NO RETURN OF CONTRIBUTIONS. A Limited Partner shall have no right to withdraw from the Partnership and shall have no right to a return of any contributions to the Partnership made by him or her except to the extent of distributions made to him or her as provided herein.

      3.8 TRANSACTIONS WITH PARTNERSHIP. Any Partner and any Affiliate of a Partner may transact business of any kind with the Partnership.

      3.9 COMPETITION. A Partner and its Affiliates may own, operate or invest in any property or business venture which is not owned or operated by the Partnership and without allowing the participation of the Partnership or the other Partners, such that neither the Partnership nor any Partner shall have any rights with respect to any such properties or business ventures nor any claims with respect to their effect on the Partnership.

                                  ARTICLE IV

                          PARTNERS AND CAPITALIZATION

      4.1 PARTNERS. St. James Capital Corp., a Delaware corporation, is the general partner of the Partnership. CDI Holdings, Inc., a Delaware corporation, is the limited partner of the Partnership.

      4.2 CONTRIBUTIONS. Contemporaneously with the execution hereof, St. James Capital Corp., a Delaware corporation, will contribute $1,000 to the Partnership, and CDI Holdings, Inc., a Delaware corporation will contribute 600,000 shares of common stock of Industrial Holdings, Inc., a Texas corporation, with an agreed value of $______.1 Each Partner is to own one Common Unit
--------

      1 To be completed as the fair market value of such 600,000 shares of common stock as determined by an appraiser or as otherwise determined by the Partners.

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for each dollar contributed or for each dollar of agreed value of the property which was so contributed.

      4.3   SOURCES OF ADDITIONAL FUNDS.

            4.3(a)ADDITIONAL CONTRIBUTIONS. The General Partner may cause the Partnership to issue additional Units, or classes or series of such Units, or options, rights, warrants, or appreciation rights relating thereto, or any other type of equity security that the Partnership may lawfully issue, any secured or unsecured debt obligation of the Partnership convertible into or exchangeable or exercisable for any class or series of equity security of the Partnership (each a "Partnership Security") at any time or from time to time to such Person or Persons and on such terms as the General Partner may determine all without the approval of any other Partner. Any Person to whom such a Partnership Security is issued shall become a limited partner of the Partnership.

            Any such Partnership Security shall be issuable with such designations, preferences, and relative, participating, optional or other special rights, powers or duties as may be fixed by the General Partner including the right of the holder of each such Partnership Security to share in distributions whether before or during winding up of the Partnership, whether such Partnership Security is redeemable and if so the conditions of any such redemption, whether such Partnership Security is convertible or exchangeable and if so the terms of any such conversion or exchange, and the right of the holder of any such Partnership Security to vote on matters relating to the Partnership. After the issuance of any such Partnership Security, the General Partner shall amend the provisions of this Agreement to provide for the allocation for federal, state and local income tax purposes of the Partnership's items of income, gain, loss and deduction in accordance with applicable law.

            No Partner shall have any preemptive, preferential or similar right with respect to the issuance of any such Partnership Security by the Partnership.

            4.3(b)LOANS AND GUARANTEES BY PARTNERS AND AFFILIATES. No Partner shall be obligated to contribute any additional funds or properties to the Partnership. Nor shall any Partner be obligated to loan funds to the Partnership, to guarantee loans to the Partnership or otherwise to incur personal liability with respect to any loan to the Partnership.

            If a Partner or any Affiliate of a Partner chooses to loan funds to the Partnership, the terms of the loan shall be no less favorable to the Partnership than the terms which could be obtained from a third-party lender. If a Partner chooses to guarantee a loan to the Partnership or otherwise to incur personal liability with respect to a loan to the Partnership, in each case, with the consent of the General Partner, the Partnership shall pay the Partner fair and reasonable compensation therefor and shall reimburse, indemnify and hold the Partner harmless for any loss, cost or expense incurred by the Partner with respect to the loan.

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                                   ARTICLE V

                          ACCOUNTING AND TAX MATTERS

      5.1 BOOKS AND RECORDS. The General Partner shall keep and maintain the books and records of the Partnership at the Principal Office, which books and records shall be kept in accordance with accounting principles which the General Partner determines to be appropriate for the business and affairs of the Partnership.

                                  ARTICLE VI

                                  TAX MATTERS

      6.1 TAX ELECTIONS. The General Partner shall determine whether the Partnership shall make any election (including any election which may be permitted with respect to the Partnership's method of accounting and any election for which provision is made in Section 168 and Section 754 of the Code) which is available to the Partnership for federal, state or local tax purposes.

      6.2 PREPARATION OF TAX RETURNS. The General Partner shall use its reasonable efforts to arrange, at the expense of the Partnership, for the preparation and timely filing of all tax returns of the Partnership for federal, state or local tax purposes and shall furnish to the Partners a copy of any income tax returns so filed within a reasonable time after the filing thereof. In addition, the General Partner shall furnish to the Partners such other tax information as is reasonably required for federal, state and local tax reporting purposes.

      6.3 TAX MATTERS PARTNER. The General Partner is the tax matters partner, within the meaning of Section 6231(a)(7) of the Code, and is authorized to represent the Partnership (at the Partnership's expense) in connection with any examination of the Partnership's affairs by any tax authority, including administrative and judicial proceedings, and to expend Partnership funds for professional services and the costs associated therewith.

      6.4 TAX ALLOCATIONS. Unless the General Partner determines that another allocation is required by applicable law (such as Section 704(c) of the Code) each item of income, gain, loss, deduction and credit recognized by the Partnership for federal, state or local income tax purposes shall be allocated among the holders of Common Units in proportion to the number of such Common Units which are so held.

                                  ARTICLE VII

                                 DISTRIBUTIONS

      7.1 DISTRIBUTIONS. The General Partner shall from time to time cause the Partnership to make such distributions to the Partners as the General Partner may determine in its sole discretion,

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and any amount so distributed, whether prior to or during the winding up of the
Partnership, shall be divided amount the holders of Common Units in proportion to the number of Common Units held by them.

                                 ARTICLE VIII

                                  ASSIGNMENTS

      8.1 NEW PARTNERS. Except as otherwise provided herein, no person shall become a Partner without the written consent of the General Partner.

      8.2 ASSIGNMENT PREREQUISITES; REMEDIES FOR BREACH. No interest in the Partnership shall be assigned, or otherwise transferred, except in compliance with all applicable laws including federal and state securities laws.

                                  ARTICLE IX

                    DISSOLUTION, WINDING UP AND LIQUIDATION

      9.1 DISSOLUTION. The Partnership shall be dissolved on the first to occur of

            9.01(a)July 1, 2038 or

            9.01(b)an event of withdrawal of the General Partner, as defined in
      Section 4.02 of the TexRevLPA.

      9.2 LIQUIDATOR. If the Partnership is dissolved, the Partnership's affairs shall be wound up and the Partnership shall be liquidated by the General Partner.

      9.3 CONVERSION OF ASSETS TO CASH. After the Partnership is dissolved, the assets of the Partnership shall be liquidated and converted to cash to the extent necessary to pay all creditors of the Partnership, including Partners to the extent allowed by Section 8.05(1) of the TexRevLPA. Any of the assets of the Partnership which remain after the above-described assets are converted to cash may be liquidated and converted to cash or retained for distribution in kind to the Partners as the General Partner determines to be appropriate. The Partners shall allow a reasonable

                                   ARTICLE X

                                 MISCELLANEOUS

      10.1 MODIFICATION, TERMINATION AND WAIVER. This Agreement may be modified, terminated or waived only by written agreement among all parties affected by the modification, termination or waiver.

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      10.2 ESTOPPEL CERTIFICATE. Within twenty days after receiving a written request from another Partner, any Partner receiving the request shall return a written, acknowledged statement which, to the extent of the Partner's knowledge,
(a) either states that this Agreement has not been modified or describes any modifications which have been made, and (b) sates whether or not any Partner is in default with respect to any obligation under this Agreement and describes the default.

      10.3 FURTHER ACTIONS. Each party to this Agreement shall execute and deliver any documents and take any further actions which may be necessary to effect the purposes and objectives of this Agreement.

      10.4 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the parties to this Agreement and their respective successors and assigns; provided that no interest in or under this Agreement may be assigned except as provided by this Agreement.

      10.5 CREDITORS. No provision in this Agreement shall be enforceable by, nor construed for the benefit of, any creditors of the Partnership.

      10.6 ENTIRE AGREEMENT. This Agreement represents the entire agreement of the parties to this Agreement with respect to the Partnership and supersedes any prior understandings between or among them. There are no oral or written representations, agreements, arrangements or understandings between or among the parties to this Agreement which relate to the Partnership other than those contained in this Agreement.

      10.7 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas and the rights and obligations of the parties to this Agreement shall be governed by the laws of the State of Texas.

      10.8 NOTICES. Except as otherwise provided, all notices and other communications which may be required under this Agreement shall be submitted in writing and shall be effective when received by the party to be notified. As long as all costs are prepaid by the sender, notices may be sent by any reasonable method, including hand delivery, mail (whether certified, overnight or otherwise), air courier, facsimile transmission, Telex or cable.

      10.9 FORMAT OF AGREEMENT; HEADINGS. The format of this Agreement and the headings used throughout this Agreement are intended only for convenience of reference and shall not affect the meaning of any provision in this Agreement.

      10.10 CROSS-REFERENCES. Unless the context clearly indicates otherwise, any references in this Agreement to an "Article" or "Section" are references to articles or sections of this Agreement.

      10.11 PLURALS, ETC. Pronouns, nouns and other terms used in this Agreement shall be construed as necessary to include their masculine, feminine, neuter, singular and plural forms.

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      10.12 COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original of this Agreement but all of which, taken together, shall constitute one and the same Agreement.

      IN WITNESS OF THIS AGREEMENT, the parties to this Agreement have executed, and delivered this Agreement on the 20th day of November, 1997.

                                    ST. JAMES CAPITAL CORP.,
                                    a Delaware corporation



                                    By:/s/JOHN L. THOMPSON
                                          John L. Thompson, President


                                    CDI HOLDINGS, INC.,
                                    a Delaware corporation


                                    By:/s/JOHN L. THOMPSON
                                          John L. Thompson, President

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                              FIRST AMENDMENT TO

                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                              OF ACQUISITION L.P.

                               February 9, 1998

      This First Amendment dated as of February 9, 1998 ("Amendment"), to the Agreement of Limited Partnership of OF Acquisition L.P., a Texas limited partnership, dated November 20, 1997 (the "Agreement"), is made and entered into between St. James Management, L.L.C., a Delaware limited liability company, as General Partner, and CDI Holdings, Inc., a Delaware corporation, as Limited Partner. Defined terms used herein shall have the meaning attributed to them in the Agreement, unless otherwise defined herein.

      WHEREAS, the Partners desire to amend the Agreement as hereinafter provided; WHEREAS, St. James Management, L.L.C. has heretofore replaced St. James Capital Corp. as the General Partner of the Partnership; and WHEREAS, the Partners desires to admit an additional Limited Partner; NOW, THEREFORE, the Partners hereby agree as follows:

      1.    Section 3.03 shall be amended to read in its entirety as follows:

            3.03 DELEGATION BY GENERAL PARTNER. The General Partner may, in its sole discretion, delegate any power under this Agreement to any employee of the Partnership, or an agent, attorney or attorney-in-fact of the Partnership. The Partnership may employ a "General Manager", which position will not, in and of itself, mean that such person is a partner in the Partnership or an officer, director or member of the General Partner.

      2.    Section 6.04 shall be amended to read in its entirety as follows:

            6.04 TAX ALLOCATIONS. Unless the General Partner determines that another allocation is required by applicable law (such as Section 7.04(c) of the Code), each item of income, gain, loss, deduction and credit recognized by the Partnership for federal, state or local income tax purposes shall be allocated among the holders of Common Units in proportion to the number of such Common Units which are so held; provided, however, that all items of income, gain, loss,

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            deduction and credit attributable to the 644,250 shares of common stock of Industrial Holdings, Inc. (the "IHI Stock") held by the Partnership shall be specially allocated to CDI Holdings, Inc.

      3. Section 7.01 shall be amended to read in its entirety as follows:

            7.01 DISTRIBUTIONS. The General Partner shall from time to time cause the Partnership to make such distributions to the Partners as the General Partner may determine in its sole discretion, and any amount so distributed shall be distributed as follows:

                  (a) First, cash attributable to the ownership, sale, or disposition of the IHI Stock, including dividends and cash proceeds from any sale or disposition of the IHI Stock, shall be distributed to CDI Holdings, Inc.

                  (b) All other distributions shall be made to the holders of Common Units in proportion to the number of Common Units held by them.

      4. Section 9.03 shall be amended to read in its entirety as follows:

            9.03 CONVERSION OF ASSETS TO CASH. After the Partnership is dissolved, the assets of the Partnership shall be liquidated and converted to cash to the extent necessary to pay all creditors of the Partnership, including Partners to the extent allowed by Section 8.05(1) of the TEX REV LPA. Any of the assets of the Partnership which remain after the above-described assets are converted to cash may be liquidated and converted to cash or retained for distribution in kind to the Partners as the General Partner determines to be appropriate; provided, however, that any distribution in kind of the IHI Stock shall be made to CDI Holdings, Inc. The Partners shall allow a reasonable time for the orderly liquidation of the Partnership in order to avoid losses to the extent possible.

      5. St. James Management, L.L.C., as the General Partner of the Partnership, and CDI Holdings, Inc., as the sole limited partner of the Partnership, hereby agree to and consent to Philform, Inc. becoming a new Limited Partner in the Partnership.

      6. St. James Management, L.L.C., CDI Holdings, Inc. and Philform, Inc. hereby agree that, after the admission of Philform, Inc. as a new Limited Partner, they shall own, 1,000 Common Units, 14,114,969 Common Units and 13,562,401 Common Units, respectively.

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      DATED as of the first above written.

                              ST. JAMES MANAGEMENT, L.L.C.


                              By:/s/JAY BROWN
                                    Jay Brown, President


                              CDI HOLDINGS, INC.


                              By:/s/JAY BROWN
                              Name: JAY BROWN
                              Title: SECRETARY


                              PHILFORM, INC.


                              By:/s/CHRISTINE A. SMITH
                                 Christine A. Smith, Vice President

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